UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2005

ALICO, INC.

                            Florida                                0-261                              59-0906081
                           (State of other jurisdiction     (Commission                  (IRS Employer
                              of incorporation)                     File Number)                  Identification No.)

                            P.O. Box 338, La Belle, FL                                      33975
                           (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

ITEM 8.01 OTHER EVENTS

Incorporated by reference is a press release issued by the Registrant on November 15, 2005, attached as Exhibit 99.1, announcing Fourth Quarter and Annual Earnings.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 99.1- Press release annnouncing Fourth Quarter and Annual Earnings dated November 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: November 16, 2005                                                                                By: /s/ John R. Alexander
                                                                                                                                        John R. Alexander
                                                                                                                                        President &
                                                                                                                                        Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

Alico, Inc. Reports Fourth Quarter and Annual Earnings

La Belle, FL., November 15, 2005 -- Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, announced net earnings for the fourth quarter of fiscal year 2005 of $2.5 million, or $0.34 per share, compared with net earnings of $2.7 million, or $0.37 per share, during the fourth quarter of fiscal year 2004. For the year ended August 31, 2005, net earnings were $6.1 million, or $0.83 per share. This compares with $17.8 million, or $2.47 per share, during the fiscal year ended August 31, 2004.

Operating revenues during the fourth quarter of fiscal year 2005 totaled $9.2 million, compared with $7.6 million for the fourth quarter of fiscal year 2004. Operating revenues for the fiscal year 2005 were $55.5 million compared with $52.1 million for the fiscal year 2004. The increase was primarily due to increased operating revenues from agricultural operations.

John R. Alexander, Chairman and Chief Executive Officer, noted, “The decrease in net earnings for the fiscal year ended August 31, 2005 was primarily due to a decrease in recognized gains from real estate sales, compared with the same period a year ago. For the fiscal year ended August 31, 2005, gains recognized from bulk real estate sales totaled $5.5 million as compared with $20.3 million for the fiscal year ended August 31, 2004. In accordance with Generally Accepted Accounting Principles, $46.2 million of real estate gains resulting from the sale of a parcel of real estate in Lee County, Florida has been deferred until payments received under the contract total at least 20% of the gross sales price. We expect to recognize the remaining gain on the sale during fiscal year 2006.”

Addressing the divisional results, Mr. Alexander noted that:

•
The Citrus Division reported operating profits of $6.2 million during fiscal year 2005, compared with $3.7 million for fiscal year 2004. The increase in fiscal year 2005 was due to improved citrus prices caused by a reduced supply of Florida citrus during fiscal year 2005 compared with fiscal year 2004;

•
Operating profits for the Sugarcane and Sod Division were $421 thousand during fiscal year 2005, compared with $2.7 million during fiscal year 2004. The fiscal year 2005 decrease was due to lower prices and a reduced harvest mandated by government imposed quotas; and

•
Ranch operating profits were $2.1 million for fiscal year 2005, compared with $1.5 million for fiscal year 2004. The increase was due to an increase in the number of animals sold during fiscal year 2005, coupled with higher prices for beef products.

Hurricane Wilma, a category three hurricane, swept through southwest Florida on October 24, 2005, causing extensive damage to the Company’s crops and infrastructure in Collier and Hendry Counties. Preliminary estimates indicate a loss of approximately 28% of the Company’s citrus crop, 50% of the Company’s sugarcane crop, and 100% of the Company’s vegetable crops. Approximately 83% of the Company’s greenhouses sustained varying levels of damage along with numerous other buildings and structures used to support the Company’s agribusiness operations in Collier and Hendry Counties. Due to the large amount of rainfall in the area, much of the Company’s property remained under water for weeks after the storm, which may affect the Company’s cattle herd. Insurance proceeds are expected to cover a portion of the losses. The losses related to hurricane Wilma will be recognized in the first quarter of fiscal 2006. The Company is still working to quantify the loss at the time of this filing.

Management expects continued profitability from the Company’s agricultural operations in fiscal year 2006, but at significantly reduced levels from fiscal year 2005 due to the hurricane.

About Alico

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk Counties. The company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.